CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Amrion, Inc.
Boulder, Colorado





We hereby consent to the incorporation by reference in this Registration State-ment on Form S-8A, of our report dated March 8, 1996 relating to the consolidated financial statements of Amrion, Inc. and subsidiary appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.



/s/ BDO SEIDMAN, LLP

Denver, Colorado
November 20, 1996